Exhibit 2.1

Portions of this exhibit (indicated by [* * *]) have been omitted because the Company has determined that the information is of the type that the Company treats as private and confidential.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of April 15, 2025, is entered into by and among R.D. Prabhu-Lata K. Shete MDs, LTD., a Nevada professional corporation d/b/a The Sleep Center of Nevada (“Seller”), Dr. Prabhu Rachakonda, M.D., individually as Seller’s President, Director, and shareholder (“Seller Principal”), Lata K. Shete, M.D. individually as Seller’s additional shareholder, and Vivos Therapeutics, Inc., a Delaware corporation or its designated subsidiary (collectively, “Buyer”). Seller, Seller Principal, and Buyer are referred to collectively as the “Parties”. Capitalized terms used herein are defined in Schedule A attached hereto.

RECITALS

WHEREAS, Seller is engaged in the business of sleep apnea testing, diagnostics, and treatment at those clinical locations within Clark County, Nevada, set forth on Schedule B attached hereto (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances, all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) all cash on hand in the minimum amount of $500,000 and accounts receivable, including, without limitation, any patient receivables held by Seller (“Accounts Receivable”) set forth on Section set forth on Section 1.01(a) of the disclosure schedules attached hereto (the “Disclosure Schedules”);

(b) all inventory, finished goods, raw materials, packaging, supplies, and other inventories (“Inventory”);

(c) all Contracts (the “Assigned Contracts”) set forth on Section 1.01(c) of the Disclosure Schedules. The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(d) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, clinical supplies and instruments, paper goods, office supplies, and other tangible personal property, including, without limitation, any furniture, fixtures and testing and diagnostic equipment used in the Business (the “Tangible Personal Property”);

1

(e) all Leases and subleases for Leased Real Property, including leasehold improvements associated therewith;

(f) all patient records, which shall include all original records, digitally stored records, x-rays, charts, test results, recordings, photographs, slides, recall lists and lab models, financial and credit records of all of the current and former patients of the Business for all current and former providers of patient treatment in the Business, and which shall include all billing records (collectively hereinafter referred to as the “Patient Records”);

(g) all intellectual property assets, including without limitation, software, applications, website, email lists and email accounts, telephone numbers, fax numbers and social media accounts;

(h) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such item relating to the payment of Taxes);

(i) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(j) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets, or the Assumed Liabilities;

(k) originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”); and

(l) all goodwill and the going concern value of the Purchased Assets and the Business.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03 Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(i) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date; and

(ii) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing.

2

(b) Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).

Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be Nine Million Dollars ($9,000,000) (the “Purchase Price”), subject to adjustment pursuant to Section 1.05 hereof, plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 1.06.

Section 1.05 Purchase Price Adjustments.

(a) Working Capital Adjustment.

(i) The Purchase Price shall be subject to adjustment based on the difference between the Target Working Capital (as defined below) and the Actual Working Capital (as defined below) of the Business as of the Closing Date (the “Working Capital Adjustment”). The “Target Working Capital” shall be an amount equal to the average of the working capital (excluding cash and funded debt) of the Business for the six months prior to the Closing Date, calculated in accordance with GAAP, consistently applied. The “Actual Working Capital” shall be an amount equal to the non-cash working capital (i.e., excluding cash and funded debt) of the Business as of the Closing Date, calculated in accordance with GAAP, consistently applied. The Working Capital Adjustment shall be equal to the Actual Working Capital minus the Target Working Capital.

(ii) At least [* * *] to the Closing Date, Seller shall deliver to Buyer a statement setting forth Seller’s good faith estimate of the Working Capital Adjustment as of the Closing Date (the “Estimated Working Capital Adjustment”). If the Estimated Working Capital Adjustment is a positive number, the Purchase Price to be paid at Closing shall be increased by such amount. If the Estimated Working Capital Adjustment is a negative number, the Purchase Price to be paid at Closing shall be decreased by such amount.

(iii) Within [* * *] the Closing Date, Buyer shall deliver to Seller a statement setting forth Buyer’s calculation of the Actual Working Capital and the Working Capital Adjustment as of the Closing Date (the “Closing Statement”), provided however, in calculating Actual Working Capital, Buyer shall be entitled to reduce the value of any Accounts Receivable that remain uncollected as of [* * *] after the Closing Date in an amount consistent with GAAP. Seller shall have [* * *] after receipt of the Closing Statement to review and object to the Closing Statement in writing, specifying in reasonable detail the basis for such objection. If Seller does not object to the Closing Statement within such period, the Closing Statement and the Working Capital Adjustment set forth therein shall be deemed final and binding on the Parties. If Seller objects to the Closing Statement within such period, the Parties shall use commercially reasonable efforts to resolve the dispute within [* * *] after Buyer’s receipt of Seller’s objection. If the Parties are unable to resolve the dispute within such period, the dispute shall be submitted to an independent accounting firm mutually acceptable to the Parties (the “Accounting Firm”) for resolution. The Accounting Firm shall act as an expert and not as an arbitrator and shall resolve only those items in dispute. The Accounting Firm shall deliver its determination to the Parties within [* * *] after its engagement. The determination of the Accounting Firm shall be final and binding on the Parties, absent manifest error. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

3

(iv) If the final Working Capital Adjustment is a positive number, Buyer shall pay to Seller an amount in cash equal to such number, by wire transfer of immediately available funds to an account designated by Seller, within [* * *] after the final determination of the Working Capital Adjustment. If the final Working Capital Adjustment is a negative number, Seller shall pay to Buyer an amount in cash equal to the absolute value of such number, by wire transfer of immediately available funds to an account designated by Buyer, within [* * *] after the final determination of the Working Capital Adjustment.

(b) EBITDA Adjustment.

(i) The Purchase Price shall be subject to adjustment based on any Material Adjustment (as defined below) to the EBITDA (the “EBITDA Adjustment”). A “Material Adjustment” shall be any owner compensation, personal expenses, and non-recurring items incurred during the trailing twelve-month period, as identified during Buyer’s due diligence or the audit, as set forth in Section 5.05. As of the date of this Agreement, [* * *]. Any adjustments totaling less than [* * *] in the aggregate shall be deemed immaterial and shall not qualify as a Material Adjustment.

(ii) At least [* * *] to the Closing Date, Buyer shall deliver to Seller a statement setting forth Buyer’s good faith estimate of the EBITDA Adjustment as of the Closing Date (the “Estimated EBITDA Adjustment”). The Purchase Price to be paid at Closing shall be decreased by the amount equal to the Material Adjustments set forth in the Estimated EBITDA Adjustment.

(iii) Within [* * *] the Closing Date, Buyer shall deliver to Seller a statement setting forth Buyer’s calculation of the final EBITDA Adjustment based on the results of due diligence and any independent audit (the “Final EBITDA Statement”). Seller shall have [* * *] after receipt of the Final EBITDA Statement to review and object to the calculation in writing, specifying in reasonable detail the basis for such objection. If Seller does not object to the Final EBITDA Statement within such period, the Final EBITDA Statement and the EBITDA Adjustment set forth therein shall be deemed final and binding on the Parties. If Seller objects to the Final EBITDA Statement within such period, the Parties shall use commercially reasonable efforts to resolve the dispute within [* * *] after Buyer’s receipt of Seller’s objection. If the Parties are unable to resolve the dispute within such period, the dispute shall be submitted to the Accounting Firm for resolution. The Accounting Firm shall act as an expert and not as an arbitrator and shall resolve only those items in dispute. The Accounting Firm shall deliver its determination to the Parties within [* * *] after its engagement. The determination of the Accounting Firm shall be final and binding on the Parties, absent manifest error. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

4

(iv) If the final EBITDA Adjustment is greater than the Estimated EBITDA Adjustment, Buyer shall pay to Seller an amount in cash equal to the difference between the final EBITDA Adjustment (not to exceed the original EBITDA) and the Estimated EBITDA Adjustment, by wire transfer of immediately available funds to an account designated by Seller, within [* * *] after the final determination of the EBITDA Adjustment. If the final EBITDA Adjustment results in a decrease to the adjusted EBITDA, Seller shall pay to Buyer an amount in cash equal to such decrease, by wire transfer of immediately available funds to an account designated by Buyer, within [* * *] after the final determination of the EBITDA Adjustment.

(c) Cash Consideration. Any adjustments to the Purchase Price made pursuant to this Section 1.05 shall be made to the Cash Consideration (as defined herein).

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 1.05 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 1.06 Payment of Purchase Price.

(a) Cash. At the Closing, Buyer shall pay to Seller an amount in cash equal to Six Million Dollars ($6,000,000) (the “Cash Consideration”), less (i) the Estimated Working Capital Adjustment, and (ii) the Estimated EBITDA Adjustment, which will be set out in a written flow of funds statement executed by the Parties prior to the Closing, by wire transfer of immediately available funds to the account set forth on Section 1.06 of the Disclosure Schedules; provided however, the Cash Consideration shall subject to further adjustment, in Buyer’s sole discretion, for the purposes set forth in Section 1.06(b).

(b) Equity.

(i) At the Closing, Buyer shall issue to Seller unregistered shares of common stock in Buyer (“Buyer Shares”) having an aggregate value of up to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Initial Equity Consideration”) based on the volume-weighted average price of Buyer’s common stock (the “VWAP”) for the thirty (30) days immediately preceding the Closing Date. The number of Buyer Shares to be issued to Seller shall be determined by dividing the Initial Equity Consideration by the applicable VWAP, rounded down to the nearest whole share, subject to further adjustment as set forth in Section 1.06(b)(iii).

(ii) An additional One Million Five Hundred Thousand Dollars ($1,500,000) in Buyer Shares (the “Contingent Equity Consideration”) shall only be issued to Seller within [* * *] of Buyer achieving [* * *], as determined in accordance with standard GAAP accounting methods. The number of Buyer Shares to be issued as Contingent Equity Consideration shall be determined using the VWAP calculated for the thirty (30) days immediately preceding the date on which the [* * *] threshold is achieved. The number of Buyer Shares to be issued to Seller shall be determined by dividing the Contingent Equity Consideration by the applicable VWAP, rounded down to the nearest whole share, subject to further adjustment as set forth in Section 1.06(b)(iii).

(iii) Buyer shall have the option, in its sole and absolute discretion, to pay additional Cash Consideration in lieu of Buyer Shares at any time Buyer Shares are to be issued under this Agreement to ensure that Seller or Seller Principal does not own more than 9.9% of Buyer’s outstanding common stock after any such issuance, provided further, that any adjustments made hereunder shall result in the aggregate value of the Cash Consideration, Initial Equity Consideration, and Contingent Equity Consideration together being equal in value to the Purchase Price.

5

Section 1.07 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 1.07 of the Disclosure Schedules (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

Section 1.08 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.09 Third-Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Seller Principal, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller and Seller Principal, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II

Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Assets contemplated hereby shall take place at a closing (the “Closing”) to be held at 12:01 a.m., Mountain time, no later than five (5) Business Days after satisfaction of all the closing conditions, as set forth in Section 2.03 and Section 2.04, remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit A attached hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

6

(iii) the Management and Succession Agreements, in the form of Exhibit C attached hereto (the “Management and Succession Agreements”), and duly executed by Seller Principal;

(iv) the Practice Administration Agreements in the form of Exhibit D attached hereto (the “Practice Administration Agreements”), duly executed by Seller Principal;

(v) a Transition Services Agreement in the form of Exhibit E attached hereto (the “Transition Services Agreement”), duly executed by Seller and Seller Principal;

(vi) an Employment Agreement in form a substance satisfactory to the Buyer (the “Employment Agreements”) duly executed by Seller Principal, Dr. Tara Rachakonda, and Cindy Vera (collectively, the “Key Employees”);

(vii) with respect to each lease for the Leased Real Property, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(viii) tax clearance certificates from the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any Taxes owed by Seller in those jurisdictions;

(ix) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Management and Succession Agreements, the Practice Administration Agreements, the Transition Services Agreement, Employment Agreements, and the Assignments and Assumptions of Lease, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(x) Copies of all consents, authorizations, orders, approvals, filings, registrations and notices required to be disclosed pursuant to Section 3.02; and

(xi) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Cash Consideration, less the Estimated Working Capital Adjustment, and the Estimated EBITDA Adjustment;

(ii) the Initial Equity Consideration and all accompanying certificates;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Management and Succession Agreements duly executed by Buyer;

7

(v) the Practice Administration Agreements duly executed by Buyer;

(vi) the Transition Services Agreement duly executed by Buyer;

(vii) the Employment Agreements duly executed by Buyer;

(viii) a certificate of an officer of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

Section 2.03 Buyer’s Conditions to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in ARTICLE III shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not in the aggregate have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) There shall have been no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Seller or Business. The condition of the Seller and Business will be substantially similar, in all material respects, to that set forth in the Financial Statements.

(d) Seller shall have disclosed to Buyer’s reasonable satisfaction all material decisions, including but not limited to, personnel changes, hiring, financing, purchasing major equipment, initializing major contracts or relationships with customers, payors or vendors.

(e) The Buyer’s board of directors shall have executed resolutions, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(f) Buyer has completed its due diligence investigation of the Seller and the Business, the results of which are satisfactory to the Buyer in its sole discretion.

(g) Buyer shall have received a quality of earnings report and audited financials of the Business.

(h) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

8

(i) All approvals, consents and waivers that are listed on Section 3.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(j) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(k) Seller shall have delivered to Buyer duly executed counterparts to the documents and deliveries set forth in Section 2.02(a), and such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) All Encumbrances relating to the Purchased Assets shall have been released in full, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(m) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set herein have been satisfied (the “Seller Closing Certificate”).

(n) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(o) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 2.04 Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Buyer shall have delivered to Seller duly executed counterparts to the documents and deliveries set forth in Section 2.02(b).

ARTICLE III

Representations and warranties of seller

Seller and Seller Principal represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a professional corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

9

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

Section 3.03 Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of the Business as of December 31 in each of the years 2024 and 2023 and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the years then ended (the “Financial Statements”) are included in Section 3.03 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the period involved. The Financial Statements fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.04 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice and there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

10

Section 3.07 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.09 Real Property.

(a) Seller does not own any real property.

(b) Section 3.09(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

11

(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered trademarks included in the Intellectual Property Assets; (iii) all proprietary software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used in the conduct of the Business as currently conducted.

(b) Section 3.10(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances. The Intellectual Property Assets are all of the Intellectual Property necessary to operate the Business as presently conducted. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law.

(d) All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

12

(e) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets in the conduct of the Business as currently conducted and as proposed to be conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on substantially the same terms as they were owned or available for use by Seller immediately prior to the Closing.

(f) The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets. There are no Actions whether settled, pending or threatened related to the Intellectual Property Assets.

Section 3.11 Data Privacy.

(a) All the Business IT systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT systems. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(b) Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past three (3) years, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 3.13 Accounts Receivable. The Accounts Receivable: (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

13

Section 3.14 Material Customers and Suppliers.

(a) Section 3.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each Third-Party Payor who has paid aggregate consideration to Seller for goods or services provided or reimbursed Seller for goods and services provided in an amount greater than or equal to Fifty Thousand Dollars ($50,000) for each of the two (2) most recent fiscal years (collectively, the “Material Third-Party Payors”); and (ii) the amount of consideration paid by each Material Third-Party Payor during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Third-Party Payors has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 3.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid aggregate consideration for goods or services rendered in an amount greater than or equal to Fifty Thousand Dollars ($50,000) for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

(c) Section 3.14(c) of the Disclosure Schedules sets forth with respect to the Business (i) a list of the twenty (20) largest Patient Sources of the Seller, as measured by the number of patients that received services or goods from the Seller in connection with such Patient Source for each of the two (2) most recent fiscal years (collectively, the “Material Patient Sources”); and (ii) the number of patients attributable to such Material Patient Sources during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Patient Source has ceased, or intends to cease or to otherwise terminate or materially reduce its relationship with the Business.

Section 3.15 Insurance. Section 3.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, malpractice, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2020. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All the Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for material compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

14

Section 3.16 Litigation.

(a) Except as set forth on Section 3.16 of the Disclosure Schedules, there are, and for the past five (5) years there have been, no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are, and for the past five (5) years there have been, no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 3.17 Compliance with Laws; Permits.

(a) Seller has materially complied, and is now materially complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Seller has materially complied and is now materially complying with the terms of all Permits listed on Section 3.17(b) of the Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

Section 3.18 Health Care Compliance.

(a) Seller is operating the Business, and has since January 1, 2020, operated the Business, in material compliance with all applicable Health Care Laws. Seller has not received written or, to Seller’s knowledge, other notice from any Governmental Authority, Third-Party Payor or other Person alleging any failure to comply with applicable Health Care Laws.

(b) Seller has disclosed to Buyer all of its National Provider Identifiers and provider numbers. Seller is qualified to participate in each Federal Health Care Program in which it participates. Neither Seller nor any personnel of the Business (whether employees or independent contractors) is or ever has been party to an individual or corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services or otherwise has any continuing reporting obligations pursuant to any deferred prosecution, settlement or other integrity agreement with any Governmental Authority.

15

(c) Neither Seller nor any personnel of the Business (whether employees or independent contractors) is or ever has been (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Federal Health Care Program requirement or Health Care Law, (iii) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs, (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury, or (v) engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under, any Health Care Laws or any other Laws that govern any Federal Health Care Program or the health care industry generally.

(d) All billing practices of Seller and the Business are, and have been in material compliance with all applicable Laws and payor requirements, and the Business has not billed for or received any payment or reimbursement in excess of amounts permitted by applicable Laws.

(e) Seller and the Business have complied with HIPAA in all material respects. The Seller or the Business have not been the subject of (i) a successful “security incident”, (ii) any breach of the Standards for Privacy of Individually Identifiable Health Information (as defined under HIPAA) or (iii) any other violation of HIPAA.

(f) Each healthcare practitioner that is, or has been employed by or contracted with Seller or by the Business and who is required by applicable Health Care Laws to have a license or certification in order to provide services to or on behalf of Seller is, and at all times during which such healthcare practitioner provided any health care services to or on behalf of Seller, was duly licensed and certified in each applicable jurisdiction as required by applicable Law. Each healthcare practitioner is and has been or was during the period of time which such healthcare practitioner provided services to or on behalf of Seller, duly certified to participate in, and has maintained appropriate participation in Medicare and applicable Medicaid programs. Each healthcare practitioner currently providing services for Seller is and has been credentialed, privileged, in good standing with the applicable licensing board and on the medical staff at, and, to Seller’s knowledge, in material compliance with applicable conflict of interest policies at, each facility where he or she provides services on behalf of Seller, and, to Seller’s knowledge, no reason or condition exists that would materially impact any such healthcare practitioners licensing or credentialing and medical staff privileges.

(g) No “physician” or “referring physician,” as those terms are defined in the Federal Physician Self-Referral Law, who has a “financial relationship,” as defined in the Federal Physician Self-Referral Law, or whose immediate family member has a financial relationship, whether a direct or indirect investment or ownership interest or a direct or indirect compensation arrangement, with the Seller or the Seller’s business makes, or has made, “referrals,” as that term is defined in the Federal Physician Self-Referral Law, to the Seller, other than referrals which materially comply with, or are exempt from, the requirements of the Federal Physician Self-Referral Law. The foregoing representation and warranty will similarly be true and correct as it relates to any similar prohibition under applicable state Laws (i.e., so-called state “mini-Stark” Laws).

(h) Section 3.18 of the Disclosure Schedules lists all direct and indirect compensation arrangements, ownership interests and other financial relationships between any referral source or referral recipient and Seller and the personnel of Seller’s Business (whether employees or independent contractors) and authorized representatives.

16

(i) All billing by, or on behalf of, Seller and health care practitioners to Third-Party Payors, including Federal Health Care Programs and insurance companies, has been true and correct in all material respects and is supported by all documentation required by the applicable Federal Health Care Program for payment of such billing or claim. Seller has not received any notice from any Federal Health Care Program that indicates that Seller or Buyer could not continue to bill in substantially the same manner and structure as Seller bills on the date hereof. Seller has not failed to return an overpayment in accordance with applicable Law.

(j) Seller is and has been in material compliance with all state or federal guidelines regarding the prescription of opioids or other controlled substances, including but not limited to guidelines from the Nevada Department of Health and Human Services, the Drug Enforcement Agency, and Centers for Medicare and Medicaid Services.

Section 3.19 Employee Benefit Matters.

(a) Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, U.S. Department of Labor, U.S. Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

17

(c) Each Benefit Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable Laws). No Benefit Plan qualifies as a qualified benefit plan within the meaning of Section 401(a) of the Code or a multiemployer plan within the meaning of Section 3(37) of ERISA. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. No pension plan which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Business or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Business which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement (MEWA).

(e) With respect to each Benefit Plan (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iii) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (iv) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(g) There is no pending or, to Seller’s knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

18

(h) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.20 Employment Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b) Seller is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

19

(c) Seller is and has been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller is in material compliance with and has materially complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or to the Seller’s knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 3.21 Taxes.

(a) All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b) No legal proceeding relating to Taxes is pending or being conducted with respect to Seller. Seller has not received from any Governmental Authority in writing any (i) notice indicating an intent to open an audit, examination or other administrative or court proceeding involving Taxes, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Seller which has not been resolved in full.

(c) Seller is not a party to any contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of (i) any “parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(a), 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law).

(d) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

20

(e) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 3.22 Related Party Transactions. Except as identified in Section 3.22 of the Disclosure Schedules, there are no Contracts or other arrangements involving the Business in which Seller, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any Purchased Asset.

Section 3.23 Brokers. Except for [* * *], no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.24 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

21

ARTICLE V
Covenants

Section 5.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Non-Competition; Non-Solicitation.

(a) Seller acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller and Seller Principal shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging the business of sleep apnea testing and diagnostics or any such business directly related thereto (the “Restricted Business”) in the State of Nevada (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.02(b) shall prevent Seller or any of its Affiliates from hiring any employee whose employment has been terminated by Buyer.

(c) Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

22

(d) Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Public Announcements. The Parties acknowledge that Buyer is a publicly traded company and, as such, is subject to applicable securities laws and stock exchange rules regarding public disclosure. Accordingly, Buyer shall have the right to make public announcements, including press releases and securities filings, related to this Agreement and the transactions contemplated hereby as required to comply with applicable law, regulation, or stock exchange requirements. Seller shall not, and shall cause its Affiliates, directors, officers, employees, and representatives not to, make any public announcement or statement regarding this Agreement or the transactions contemplated herein without the prior written consent of Buyer, except as required by applicable law or regulation, in which case Seller shall provide Buyer with reasonable prior notice and an opportunity to review and comment on such disclosure. Notwithstanding the foregoing, nothing in this Section shall prevent Buyer from making any disclosures required under applicable securities laws, regulations, or stock exchange rules, including disclosures in periodic reports, investor presentations, or filings with the Securities and Exchange Commission or other Governmental Authorities.

Section 5.04 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

Section 5.05 Access to Information; Diligence.

(a) From the date hereof until the Closing, Seller shall allow Buyer to, and Buyer shall conduct customary due diligence, as Buyer deems necessary in its sole discretion. Pursuant to such diligence Seller shall afford Buyer and its Representatives full and free access to and the right to (i) inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business, including without limitation; (ii) in-person meetings with Seller’s management; (iii) conduct a financial audit of the Seller’s prior three-years of historical financial statements by an independent registered public accounting firm; (iv) conduct a review of Seller’s financial projections; (v) customer and supplier diligence, including without limitation, insurance payor reimbursements, management background checks; (vi) conduct a review of legal, market, regulatory, tax, employee benefits and payroll tax and insurance coverages and related reserve diligence, among other work streams; and (vii) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business.

23

(b) No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.06 Exclusivity.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, negotiate, accept, discuss or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) Seller shall not provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated herein with Buyer.

(c) In addition to the other obligations under this Section 5.06, Seller shall promptly advise Buyer of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same, and will provide any written documents related to the same.

Section 5.07 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within ten (10) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within ten (10) Business Days after its receipt thereof. From the Closing and for a period of ninety (90) days thereafter, Buyer shall expend commercially reasonable efforts to, initiate collection efforts on any outstanding Accounts Receivable consistent with Seller’s past practice with respect to the collection of outstanding Accounts Receivable; provided that, for any Accounts Receivable collected by Buyer after the 90-day period immediately following Closing, Buyer may, in its sole discretion charge Seller an eight percent (8%) collection fee.

Section 5.08 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

24

Section 5.09 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.10 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI

Indemnification

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided that, the representations and warranties in (i) Section 3.01, Section 3.02, Section 3.07, Section 3.08, Section 3.10, Section 3.19, Section 3.22, and Section 3.23, shall survive indefinitely, and (ii) Section 3.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants, agreements of the Parties contained herein, and all related rights to indemnification shall survive the Closing indefinitely or for the period explicitly specified therein or permitted by law.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, Seller and Seller Principal shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”), in an amount no greater than the Purchase Price, against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third-Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

25

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, Buyer shall indemnify each of Seller, Seller Principal, and Seller’s Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability; or

(d) any Third-Party Claim based upon, resulting from, or arising out fo the business, operations, properties, assets, or obligations of Buyer or any of its Affiliates conducted, existing, or arising from or after the Closing. For the avoidance of doubt, “Third-Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

26

ARTICLE VII

Termination

Section 7.01 This Agreement may be terminated before the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer, with [* * *] advance written notice to Seller, if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.03 and such material breach, inaccuracy or failure has not been cured by Seller within [* * *] of Seller’s receipt of written notice of such breach from Buyer (if such breach can be cured within that time); or

(c) by Buyer, upon written notice to Seller, if Buyer has not been satisfied with its due diligence investigation as contemplated by Section 2.03(f), or if Buyer has not obtained a quality of earnings report or audited financials of the Business as contemplated by Section 2.03(g).

Section 7.02 In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that the obligations set forth in this ARTICLE VII and ARTICLE VIII hereof shall survive termination, and that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE VIII

Miscellaneous

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that Buyer shall be solely responsible for the costs associated with auditing Seller’s financial statements, as contemplated by Section 2.03(g) and further set forth in Section 5.05, including reimbursement of Seller’s reasonable, approved, and documented costs for additional audits and financial reporting in connection with preparing Seller’s financial statements to be audited as contemplated herein with a not to exceed cap on John Garner’s fees at $30,000.

Section 8.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	R.D. Prabhu-Lata K. Shete MDs, LTD. d/b/a The Sleep Center of Nevada 5701 W. Charleston Blvd., Suite 105 Las Vegas, Nevada 89146 Email: [* * *] Attention: Dr. Prabhu Rachakonda, M.D.

with a copy to:	Holland & Hart LLP 9555 Hillwood Drive, 2nd Floor Las Vegas, NV 89134 Email: [* * *] Attention: J. Malcolm DeVoy

If to Buyer:	Vivos Therapeutics, Inc. 7921 Southpark Plaza, Suite 210 Littleton, CO 80120 Email: [* * *] Attention: R. Kirk Huntsman & Brad Amman

with a copy to:	Snell & Wilmer L.L.P. 675 15th Street, Suite 2500 Denver, CO 80202 Email: [* * *] Attention: Martin C. Walsh, Jr.

27

Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

28

Section 8.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State or Colorado or State of Nevada, in each case located in Denver, Colorado or Clark County, Nevada, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Intentionally Blank; Signature Page to Follow]

29

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their duly authorized representatives.

Seller:

R.D. Prabhu-Lata K. Shete MDs, LTD.

By:	/s/ Prabhu Rachakonda
Name:	Dr. Prabhu Rachakonda, M.D.
Title:	President

Seller Principal:

/s/ Prabhu Rachakonda
Dr. Prabhu Rachakonda, M.D.

/s/ Lata K. Shete
Lata K. Shete, M.D.

Buyer:

Vivos Therapeutics, Inc.

By:	/s/ R. Kirk Huntsman
Name:	R. Kirk Huntsman
Title:	CEO

30

SCHEDULE A

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth below or as set forth in the location in this Agreement referenced below:

Term	Definition
Accounts Receivable	Section 1.01(a)
Accounting Firm	Section 1.05(a)(iii)
Actions	Section 3.16(a)
Actual Working Capital	Section 1.05(a)(i)
Affiliate	Means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
Agreement	[* * *]
Allocation Schedule	Section 1.07
Assigned Contracts	Section 1.01(c)
Assignment and Assumption Agreement	Section 2.02(a)(ii)
Assignment and Assumption of Lease	Section 2.02(a)(vi)
Assumed Liabilities	Section 1.03(a)
Balance Sheet	Section 3.03
Balance Sheet Date	Section 3.03
Benefit Plan	Section 3.19
Bill of Sale	Section 2.02(a)(i)
Books and Records	Section 1.01(k)
Business	[* * *]
Business Day	Means any day except Saturday, Sunday or any other day on which commercial banks located in Nevada are authorized or required by Law to be closed for business.
Buyer	[* * *]
Buyer Indemnitees	Section 6.02
Buyer Shares	Section 1.06(b)
Cash Consideration	Section 1.06(a)
Closing	Section 2.01

31

Closing Date	Section 2.01
Closing Statement	Section 1.05(a)(iii)
Code	Means the Internal Revenue Code of 1986, as amended.
Contingent Equity Consideration	Section 1.06(b)
Contracts	Section 1.01(c)
Control (including the terms “controlled by” and “under common control with”)	Means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
Disclosure Schedules	Section 1.01(c)
EBITDA	Means Seller’s EBITDA for the trailing twelve months from the date of this Agreement, calculated in accordance with GAAP, consistently applied.
EBITDA Adjustment	Section 1.05(b)(i)
Employment Agreements	Section 2.02(a)(vi)
Encumbrance	Section 3.02
ERISA	Means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
ERISA Affiliate	Means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
Estimated EBITDA Adjustment	Section 1.05(b)(ii)
Estimated Working Capital Adjustment	Section 1.05(a)(ii)
Excluded Assets	Section 1.02
Excluded Liabilities	Section 1.03(b)
Federal Health Care Program	Means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any government authority.
Final EBITDA Statement	Section 1.05(b)(iii)
Financial Statements	Section 3.03
Governmental Authority	Section 1.01(k)
Governmental Order	Section 3.02
Health Care Laws	Section 3.18
Indemnified Party	Section 6.04
Indemnifying Party	Section 6.04
Initial Equity Consideration	Section 1.06(b)

32

Insurance Policies	Section 3.15
Intellectual Property	Means all intellectual property rights, including but not limited to patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, know-how, proprietary data, and all applications, registrations, renewals, and extensions thereof, as well as all goodwill associated therewith, in any jurisdiction worldwide.
Intellectual Property Agreements	Means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.
Intellectual Property Assets	Means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement.
Inventory	Section 1.01(b)
Key Employees	Section 2.02(a)(vi)
Law	Section 3.02
Leased Real Property	Section 3.09(b)
Leases	Section 3.09(b)
Liabilities	Means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.
Losses	Section 6.02
Management and Succession Agreements	Section 2.02(a)(iii)
Material Adjustment	Section 1.05(b)(i)
Material Adverse Effect	Means any event, occurrence, fact, condition or change that is materially adverse to the Business or the Purchased Assets, results of operations, financial condition or assets of the Seller, taken as a whole.
Material Customers	Section 3.14(a)
Material Patient Sources	Section 3.14(c)
Material Suppliers	Section 3.14(b)
Patient Records	Section 1.01(f)
Permits	Means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

33

Person	Section 3.02
Practice Administration Agreements	Section 2.02(a)(iv)
Patient Source	Means any Person in a position to refer, recommend, direct or arrange for the referral of patients or other health care business.
Purchased Assets	Section 1.01
Purchase Price	Section 1.04
Related Party Transactions	Section 3.22
Representatives	Section 5.01
Restricted Business	Section 5.02(a)
Restricted Period	Section 5.02(a)
Seller	[* * *]
Seller Closing Certificate	Section 2.02(a)(ix)
Seller Indemnitees	Section 6.03
Single Employer Plan	Section 3.19
Tangible Personal Property	Section 1.01(d)
Target Working Capital	Section 1.05(a)(i)
Taxes	Section 3.21
Tax Returns	Section 1.07
Territory	Section 5.02(a)
Third-Party Claim	Section 6.02(d)
Third-Party Payor	Means all Federal Health Care Programs and all other state or local governmental insurance programs and private, non-governmental insurance and managed care programs with which Seller contracts to provide goods and services or through which the Seller receives reimbursements for goods and services provided.
Transaction Documents	Section 2.02(a)(ix)
Transition Services Agreement	Section 2.02(a)(v)
Union	Section 3.20
VWAP	Section 1.06(b)
Working Capital Adjustment	Section 1.05(a)(i)

34

SCHEDULE B

Business Locations

Central

5701 West Charleston Boulevard, Suite #105

Las Vegas, Nevada 89146

Southwest

5751 South Fort Apache Road, Suite #110

Las Vegas, Nevada 89148

Henderson / Southeast

2920 North Green Valley Parkway

Building # 3, Suite # 313

Henderson, Nevada 89014

North Las Vegas

1905 Civic Center Drive, Suite # 201

North Las Vegas, Nevada 89030

Pahrump

1360 East Nevada Highway 372, Unit 2

Pahrump, Nevada 89048

Summerlin

8670 West Cheyenne Avenue, Suite #220

Las Vegas, Nevada 89129

North Buffalo

401 North Buffalo Drive, Suite # 200

Las Vegas, Nevada 89145

35